Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by York
Enhanced Strategies Fund, LLC (copy attached), which we understand is expected to be contained within Sub-item 77K of its Form N-SAR for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission at a later date, and are in agreement with the statements contained therein.

/s/ Ernst & Young LLP

February 9, 2011

Ernst & Young LLP
5 Times Square
New York, NY 10036

Dear Ladies and Gentlemen:

In accordance with the requirements of Item 304 of Regulation S-K, please provide us with a letter from your firm addressed to the Securities and Exchange Commission stating youragreement with the following:

1.On February 1, 2011, Ernst & Young LLP informed York Enhanced Strategies Fund,LLC (the
 "Fund") that Ernst & Young LLP would resign as independent registered public accounting firm of the Fund effective immediately.

2.Ernst & Young LLP s reports on the Fund's financial statements for the years ending
December 31, 2008 and December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

3.The decision to change accountants was recommended and approved by the Audit Committee of the Board of Directors of the Fund.

4.During the years ending December 31, 2008 and December 31, 2009 and the interim period from January 1, 2010 through February 8, 2011, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst &
Young LLP, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period.

A copy of your letter will be filed with the Securities and Exchange Commission along with text of items 1 through 4 above as an exhibit to the Form N-SAR of the Fund for the fiscal year ended
December 31, 2010 (in accordance with Item 77K of
Form N-SAR).

Sincerely,


/s/ Adam Semler
Chief Financial Officer